Exhibit 99.1

Euramax International, Inc. Announces Closing of Merger Agreement, the Expiration of the Tender Offer for its 8 1/2% Senior Subordinated Notes due 2011 and the Redemption of its Remaining Outstanding Notes

Norcross, Georgia (June 29, 2005) - Euramax International, Inc. (“Euramax” or the “Company”) announced today the closing of the transactions contemplated by its previously announced Agreement and Plan of Merger with GSCP Emax Acquisition, LLC.  GSCP Emax Acquisition, LLC is a newly-formed company organized by Goldman Sachs Capital Partners.  Pursuant to the Merger Agreement, GSCP Emax and certain members of Euramax management have acquired all of the outstanding stock of Euramax.

In connection with the closing, the Company’s previously announced tender offer and consent solicitation for its outstanding 8½ Senior Subordinated Notes due 2011 (CUSIP No. 29843Q AB 8) (the “Notes”) expired at 12:00 P.M. (noon), New York City time, on Wednesday, June 29, 2005.  The Company has accepted for purchase all of the $197,980,000 aggregate principle amount of the Notes tendered, representing approximately 99% of the total principal amount outstanding.

As previously announced, as result of the receipt of the requisite amount of consents in connection with the Company’s tender offer and consent solicitation, the Company and Euramax International Holdings B.V. (together with the Company, the “Issuers”), the guarantors of the Notes and JPMorgan Chase Bank, N.A., as trustee (“Trustee”), entered into a Supplemental Indenture dated May 17, 2005 (the “Supplemental Indenture”) which, upon becoming operative, amends the original indenture dated August 6, 2003, as previously amended and supplemented, relating to the Notes (the “Original Indenture” and as supplemented by the Supplemental Indenture, the “Indenture”).  The Supplemental Indenture became operative upon acceptance of the Notes for purchase in the tender offer on June 29, 2005.  The Supplemental Indenture eliminates substantially all of the restrictive covenants and certain events of default contained in the Original Indenture and modifies the defeasance and other provisions contained in the Original Indenture.

Euramax also announced today that it has delivered a notice of redemption to the Trustee to redeem all $2,020,000 remaining outstanding principal amount of the Notes, on the redemption date of July 29, 2005, at a redemption price equal to the original principal amount thereof, plus accrued interest to the redemption date and Applicable Premium (as defined in the Indenture) as of the redemption date.  The Company has deposited funds required to pay the redemption price with the Trustee pursuant to the terms of an irrevocable trust agreement entered into with the Trustee in accordance with Section 9.01 of the Indenture.

This announcement is not an offer to purchase, a solicitation of an offer to sell or a solicitation of consents with respect to any securities.  The full terms of the redemption of the remaining outstanding Notes will be as set forth in a Notice of Redemption delivered to the holders of the Notes by the Trustee in the name of the Company.

Euramax International, Inc. is an international producer of value-added aluminum, steel, vinyl and fiberglass fabricated products with facilities located in all major regions of the continental United States as well as in the United Kingdom, The Netherlands and France.  The Company’s customers include original equipment manufacturers; commercial panel manufacturers and transportation industry manufacturers; rural contractors; home centers; home improvement contractors; distributors; industrial and architectural contractors; and manufactured housing producers.

Note regarding forward looking statements: Statements made by the Company which are not historical facts are forward looking statements that involve risks and uncertainties.  Statements including the words “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should,” “will be,” “will continue,” “will likely result,” “would” and other words and terms of similar meaning also indicate forward looking statements that involve risks and uncertainties.  Actual results could differ materially from those expressed or implied in forward looking statements due to many important factors, including without limitation: risks associated with the Company’s substantial indebtedness, leverage and debt service; risks of increasing competition; general economic or business conditions; the Company’s exposure to fluctuations in the price of its primary raw materials such as steel and aluminum; fluctuations in currency exchange and interest rates; the Company’s ability to retain management; and increases in the costs of compliance with laws and regulations, including environmental laws and regulations.  For further information on these and other risks, see the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

Contacts:	R. Scott Vansant	Andrea Raphael
	Euramax International, Inc.	Goldman Sachs
	(770) 449-7066	(212) 357-0025